EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-238782 and 333-256365) on Form S-8 and the Registration Statement (No. 333-249028) on Form S-3 of First Busey Corporation of our reports dated February 23, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Busey Corporation, appearing in this Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2022.

/s/ RSM US LLP
Champaign, Illinois
February 23, 2023